Exhibit 99.2

Prepared Remarks for Fourth Quarter Fiscal 2011 Results

Issued November 9, 2011

Introduction

About These Remarks

As previously announced, Green Mountain Coffee Roasters, Inc. (GMCR) will be discussing its full year and fourth quarter fiscal 2011 financial results with analysts and investors in a conference call and live webcast available via the Internet beginning at 5:00 p.m. ET today, November 9, 2011. The following commentary is provided by management in conjunction with GMCR’s full year and fourth quarter fiscal 2011 results press release and conference call. These remarks represent management’s current views on the Company’s financial and operational performance as of the date of these remarks. These remarks are provided in advance of the conference call to make efficient use of investors and analysts’ time but will not be read on the live conference call. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com.

Conference Call and Live Webcast

The conference call webcast is accessible via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm as are accompanying supplemental slides. The Company archives the latest conference call for a period of time on its website. A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 7944796 from 9:00 p.m. ET on November 9, 2011 through 9:00 p.m. ET on Sunday, November 13, 2011.

Fourth Quarter Fiscal 2011 Business Overview (Supplemental to the fourth quarter fiscal 2011 earnings press release issued November 9, 2011)

GMCR remains focused on its value drivers and its enabling initiatives, which we believe will allow the Company to continue to build the value of our enterprise. The Company believes its value drivers include:

1.	Supporting brewer adoption both at home and away from home;
2.	Increasing the opportunities for portion pack consumption;
3.	Leveraging our multi-channel distribution;
4.	Enhancing our geographic presence; and,
5.	Scaling our business to meet demand.

Supporting Brewer Adoption

GMCR sold 1.3 million Keurig® Single-Cup Brewers during the fourth quarter of fiscal 2011. This brewer shipment number does not account for consumer returns to retailers.

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We estimate that GMCR brewer shipments represented approximately 92% of total brewers shipped with Keurig technology in the period.

Sell-through data from retailers reporting to NPD Group, a leading global provider of consumer and retail market research information, shows that Keurig and Keurig-system brewers (including licensed partner brewers) continue to fuel category dollar sale growth in the U.S. and gain share of total U.S. coffeemakers. According to NPD Group’s consumer market research data, for the period July through September 2011, dollar sales of Keurig® Single Cup brewers increased 70% over the same period in the prior year.

Also according to NPD, in our fourth quarter of fiscal 2011, Keurig-branded brewers (without brewers sold by our licensed partners) remained the number one dollar share leader in the U.S. coffeemaker category, with the top four selling brewers by dollar share. For the same fourth quarter fiscal 2011 period, NPD estimates that Keurig (without licensed partner brewers) grew unit sales 56% over the prior year period and remained second in the category in terms of unit sales with 17.6% unit share up from 11.3% in the same period a year ago.

We believe our relationships with third-party coffee brands like Folger’s®, Dunkin’®, and Starbucks® help to increase awareness of the Keurig® Single-Cup Brewing system and thereby, help to drive brewer adoption.

Dunkin’ Donuts

We worked closely with Dunkin’ Brands to execute the successful launch of five varieties of Dunkin’ K-Cup® packs, made available throughout its franchisee network in the U.S. in early August 2011. Dunkin’ supported the launch with heavy media plans nationwide running from late August through early October. As noted by Dunkin’ in its recent earnings call, Keurig® Single Cup Brewers are now being introduced to Dunkin’ stores.

Starbucks

In March 2011, we entered into a strategic multi-year relationship for the manufacturing, marketing, distribution and sale of Starbucks® and Tazo® tea branded K-Cup® portion packs. Starbucks and GMCR will make Starbucks K-Cup® portion packs available through food, drug, mass merchandisers, club, specialty and department store retailers throughout the U.S. beginning in November 2011. The companies expect to make Starbucks K-Cup® portion packs available at retail stores in Canada and through one of GMCR’s consumer-direct websites: www.keurig.com, and Starbucks’ consumer-direct website: www.starbucks.com by the beginning of 2012. The companies expect to further expand Starbucks K-Cup® portion pack and Keurig® Single Cup Brewing system distribution to Starbucks stores in the latter part of 2012.

Increasing Portion Pack Consumption

The goal of our beverage new product development group is: “a beverage for every occasion.” We’re pleased with the success we’ve had thus far with new beverages including our Brew Over Ice™ varieties and our Green Mountain Naturals™ Hot Apple Cider, and the

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team is hard at work on additional new product introductions. The team’s focus going forward is on creating beverages that generate additional interest and enthusiasm for the system and that broaden the benefits the system can deliver. The ultimate goal is to enhance customer satisfaction by providing an even broader range of beverage options to surprise and delight consumers. To recap some of our new beverage news in the quarter:

Café Escapes

Last quarter we noted that we’d made significant steps toward improving our raw materials supply chain for Café Escapes. As a result, for the first time, Café Escapes is now available in all channels including Canadian grocery. Work is underway on new varieties of our popular indulgent beverages.

Swiss Miss®

We were very pleased to add a leading family-oriented brand, Swiss Miss®, to our portfolio in our fourth quarter. Swiss Miss® branded portion packs began shipping to grocery accounts on August 15, 2011.

Leveraging our Multi-Channel Distribution

The goal of our multi-channel distribution strategy is to ensure consumers can purchase portion packs wherever they shop. Following is a summary of some of the progress made during our fiscal fourth quarter.

Grocery

In our fourth quarter of fiscal 2011 we estimate we’re in approximately 16,600 grocery doors with the Keurig® Single-Cup Brewing system, an increase of roughly 19% over the year-ago period.

According to SymphonyIRI Group, Inc. (IRI) data, 12-count portion packs sold by GMCR have achieved an ACV (all commodity volume) of 85% nationwide in U.S. grocery stores. (Note: beginning in calendar 2011, IRI made changes to the methodology it uses to assess ACV so current data is not comparable to past references.)

Our objective in grocery is not only expanding distribution but also increasing the variety and shelf space within existing stores, and we’ve been pleased to see an increasing number of accounts accepting our dedicated merchandising sets.

According to IRI data for the 12 weeks ended October 2, 2011, our portfolio of 12-count portion packs once again outsold all other packaged coffee brands in the Northeast region. On a nationwide basis, sales of GMCR branded portion packs are second only to one other specialty coffee brand, regardless of form.

Department, Specialty, Mass Retailers and Wholesale Clubs

We continue to see strong demand for the Keurig® Single Cup Brewing system as we head into the important holiday season across many of our major retailers. This is reflected in our NPD results for the month of September. Keurig brewer dollar sales were up 93% in the month compared to a year ago, achieving 43% dollar share.

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We expect to see continued strong demand for the Keurig system this holiday season. We expect to raise awareness of the Keurig system with Keurig brand spending across national TV and other vehicles. In addition, we expect major marketing investments by many of our coffee and appliance brand partners along with our own Green Mountain Coffee Enterprise Brands. Importantly our national TV spending has already started, a full two weeks earlier than a year ago, and we have seen our licensed coffee partners advertising earlier in the holiday season as well. We also are very pleased with the increased level of retailer support we will see through retailer advertising and in-store displays and promotion and we’re confident our retailers will be well positioned with adequate inventory levels for both brewers and K-Cup® portion packs throughout the holiday season.

Away From Home

In the fourth quarter of fiscal 2011 our Away From Home segment continued the strong year-over-year growth seen in prior fiscal 2011 quarters. Total fiscal 2011 results outpaced growth in the overall office coffee segment suggesting Keurig is growing faster than other coffee systems. Away From Home channel growth is being driven by a multi-channel strategy that includes not only traditional Office Coffee Service (OCS) but also direct to end user sales on www.keurig.com and through Office Superstores. Independent third party research commissioned by Keurig indicates that 13% of all offices in the U.S. have a Keurig brewing system—with penetration as high as 22% in the Northeast.

Hospitality

The strength of the Keurig brand is also leading to good progress in obtaining Keurig placements in up-market hotel properties. The premium hotel segment strives to provide guests a “home away from home” experience and increasingly Keurig Brewed® is seen as a necessity given consumer demand for our product in other channels. Today we estimate there are approximately 188,000 hotel rooms with our B-130 Keurig Single-Cup brewer driving an estimated 25+ million annual demonstrations of the Keurig system.

Consumer Direct

Our digital marketing efforts are important in presenting our brands to consumers and also in driving e-commerce sales. As such, both Keurig.com and GreenMountainCoffee.com support all of our channels as well as deliver their own business plans. During fiscal Year 2011 we nearly doubled the consumer databases which enable us to communicate with and market to consumers directly.

Scaling our Business to Meet Demand

GMCR currently operates production/distribution facilities in Castroville, California; Knoxville, Tennessee; Essex, Waterbury and Williston, Vermont; Sumner, Washington; Toronto, Ontario; and, Montreal, Quebec. The Company also conducts research and

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development activities in facilities in Reading, Wakefield and Woburn, Massachusetts; and in Waterbury, Vermont.

Given our expectation of continued demand growth for K-Cup® portion packs, including the new addition of well-recognized brands to the Keurig® Single-Cup Brewing system, we continue to work to deploy necessary portion pack production capacity. We continue to add capacity across virtually all of our production locations. Some recent highlights include:

o	In Waterbury, VT, the Company completed a 75,000 square foot expansion to the Company’s existing manufacturing and production facility. Designed to accommodate increased packaging capabilities, expand its current coffee tasting and quality control lab and provide office space for the Company’s Specialty Coffee business unit, initial occupation of the space occurred in late August 2011.
o	In Essex, VT, GMCR is taking new space and planning a major capacity expansion at its existing production facility. The expanded facility will accommodate new coffee roasting, grinding, flavoring, and packaging capacity. By the fall of 2012, the Company expects to occupy an additional 140,000 square foot building and approximately 240,000 square feet will be added to the Company’s existing facility connecting the two buildings. Construction on the addition commenced in October 2011 and is expected to be completed in the summer of 2012.
o	In Montreal, the Company purchased a 108,000 square foot building to accommodate additional warehouse, production and office requirements.
o	On October 21, 2011, the Company announced it had chosen Isle of Wight County, Virginia as the future home of a new manufacturing and distribution facility. The Company has agreed to purchase a 330,000 square foot building on a 64 acre parcel of land in Isle of Wight County, Virginia for $15 million, with plans to invest up to $180 million over the initial five years of the facility’s operations. Pending completion of its due diligence and finalization of incentive award agreements with the Commonwealth of Virginia and Isle of Wight County, GMCR expects to consummate the purchase in December 2011. The Isle of Wight production facility will house coffee roasting, grinding, flavoring and packaging for GMCR’s Specialty Coffee business unit. Within five years, it’s estimated the new facility will have as many as 800 employees. GMCR has actively started to recruit for the new facility with commencement of site fit-up work planned for December 2011, pending final site due diligence.

Enhancing Our Geographic Presence

Our evolution from a regional coffee roaster to a North American single-serve beverage company continues. We believe we have a significant opportunity to leverage assets, brands and people in Canada as a result of our acquisition of Van Houtte. With the start of our fiscal year 2012, we have begun to integrate the former Timothy’s business, based in Toronto, into our Canadian business unit (formed with the acquisition of Van Houtte in December 2010). These combined businesses will operate at GMCR Canada.

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We continue to make excellent progress with brewer adoption in Canada. According to sell-through data from retailers reporting to NPD Group, for the period June through September 2011, Keurig® was the top-ranked coffeemaker brand in Canada based on dollar sales, with Keurig®’s dollar share of all coffeemakers increasing to 22.4% compared to 10.9% in the same period in the prior year. Keurig® was the second rank brewer in the region based on unit sales, with unit sales increasing to 10.3% share from 3.8% share in the same period in the prior year. With our success in Canada, we continue to evaluate the potential of opportunities outside North America.

Enabling Initiatives

Beyond our value drivers, we continue to work on enabling initiatives designed to facilitate growth in the years to come. These initiatives are designed to enhance consumer interest and choice, and as a result, our business value, and are focused in three primary areas:

1.	Expanding into new beverage categories;
2.	Working toward launch of our next-generation Keurig® Single Cup Brewing system; and,
3.	Continuing to work with Luigi Lavazza S.p.A to introduce a single-cup espresso beverage system.

We believe our success with these initiatives will be instrumental to continued earnings growth and improved shareholder value.

Additional Fourth Quarter Fiscal 2011 Financial Commentary

The information provided here is supplementary to the information provided in our press release issued today and investors are encouraged to view both for a more comprehensive summary.

Consolidated Net Sales

•	Fourth quarter fiscal 2011 net sales increased $338.8 million, or 91% over fourth quarter fiscal 2010 net sales.

o

K-Cup® portion pack net sales increased $226 million and this increase is driven by a 52 percentage point increase in K-Cup® portion pack sales volume, a 29 percentage point increase in K-Cup® portion pack net price realization due to price increases implemented during fiscal 2011 to offset higher green coffee and other input costs, and a 10 percentage point increase in K-Cup® portion pack net sales due to the acquisition of Van Houtte.

o	Revenue from the Canadian business unit segment, which includes the acquisition of Van Houtte completed on December 17 2010, contributed approximately $100.4 million to net sales in the fourth quarter of fiscal 2011.

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Costs, Margins and Income

•	Warranty rates in the fourth quarter of fiscal 2011 were consistent with warranty rates in the third quarter of fiscal 2011.

o

The Company offers a one-year warranty on all Keurig® Single-Cup brewers it sells and continues to experience higher-than-historical rate warranty claims associated with its reservoir brewer models. As we have grown we have added significantly to our product testing, quality control infrastructure and overall quality processes. Nevertheless, as we continue to innovate and our products become more complex, both in design and componentry, product performance may tend to modulate causing warranty rates to possibly fluctuate going forward, so that they may be higher or lower than we are currently experiencing and for which we are currently providing.

o	Warranty expenses represented 1.3% of consolidated fiscal year 2011 sales as compared to 1.1% of consolidated fiscal year 2010 sales.

•

GAAP selling, general and administrative expense totaled $147.4 million or 20.7% of net sales for the fourth quarter of fiscal 2011 as compared to $71.8 million or 19.2% of net sales in the prior year.

o	The increase was attributed to approximately $36.1 million of selling, general and administrative costs incurred in the Canadian business unit segment, as a result of the Van Houtte acquisition, and to increases in the Company’s organizational infrastructure to support growth.

o	Fourth quarter of fiscal 2011 GAAP selling, general and administrative expenses included approximately $11.8 million in amortization of identifiable intangibles related to the Company’s acquisitions, and $0.7 million in legal and accounting expenses related to the SEC inquiry and pending litigation.

o	Fourth quarter of fiscal 2010 GAAP selling, general and administrative expenses included $5.0 million in non-deductible acquisition-related expenses for the Van Houtte acquisition and $5.5 million in amortization of identifiable intangibles related to the Company’s prior acquisitions.

o	Exclusive of these items, non-GAAP selling, general and administrative expenses totaled $134.9 million or 19.0% of net sales for the fourth quarter of fiscal 2011 as compared to $61.3 million or 16.4% of net sales in the prior year.

Additional Information

The Company would like to take this opportunity to provide information it believes will be helpful to shareholders in advance its filing of its 2011 annual report on Form 10-K.

K-Cup® Portion Pack Obsolescence

We generally sell coffee to retailers with at least six months remaining prior to a K-Cup® portion pack’s “best by” date.

K-Cup® portion packs with insufficient shelf life to sell to retailers is not expired coffee; it can be and is sold to customers that require less shelf life, such as customers of the .com business.

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Additionally, coffee with fewer than six months of shelf life can be and is used for promotional packs inside brewers.

M.Block & Sons Relationship

The Company’s Keurig business unit relies on a single order fulfillment entity, M.Block & Sons (“MBlock”), to process the majority of sales orders for its at-home single-cup business with retailers in the United States. In addition, the Keurig business unit relies on a single order fulfillment entity similar to MBlock to process the majority of sales orders for its at-home single-cup business with retailers in Canada. The fulfillment entities receive and fulfill sales orders and invoice retailers. All inventories maintained at the third party fulfillment locations are owned by the Company until the fulfillment entity processes the orders and ships the product to the retailer. The Company recognizes revenue when the fulfillment entities ship the product based on the contractual shipping terms and when all other revenue recognition criteria are met.

Given that all inventories maintained at MBlock are owned by the Company until product is shipped to the retailer, movement of inventory within or between MBlock facilities does not result in revenue recognition.

QVC

For fiscal year 2011, a total of 270,000 brewer units were shipped to QVC. The largest single shipment to QVC during fiscal year 2011 was for approximately 90,000 brewers, which took several weeks to build and ship.

Revenue Recognition Policy

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred and risk of loss has transferred to the customer, the selling price is fixed or determinable, and collectability is reasonably assured.

Sales of single cup coffee brewers, K-Cup® portion packs and other coffee products are recognized net of an allowance for returns. The Company estimates the allowance for returns using an average return rate based on historical experience and an evaluation of contractual rights or obligations.

The Company’s customers and the Keurig at-home retail channel’s end customers, whose sales are processed by the fulfillment entities, can receive certain incentives and allowances which are recorded as a reduction to sales when the sales incentive is offered and committed to or, if the incentive relates to specific sales, at the later of when that revenue is recognized or the date at which the sales incentive is offered. These incentives include, but are not limited to, cash discounts and volume based incentive programs. Allowances to customers that are directly attributable and supportable by customer promotional activities are recorded as selling expenses at the time the promotional activity occurs.

•	Specialty Coffee Business Unit

o	At-Home Channel—The At-Home sales channel consists primarily of sales of coffee, hot cocoa, teas and other beverages in K-Cup® portion packs and coffee

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in more traditional packaging including whole bean and ground coffee selections in bags to supermarkets, grocery stores and warehouse club stores in the United States and Canada. Revenue is recognized upon product delivery as defined by the contractual shipping terms and when all other revenue recognition criteria are met.

o

Commercial (Away-From-Home Channel)—The Away-From- Home channel consists primarily of sales of coffee, hot cocoa, teas and other beverages in K-Cup® portion packs and coffee in more traditional packaging including whole bean and ground coffee selections in bags and ground coffee in fractional packs to office coffee distributors, convenience stores, restaurants and hospitality accounts. Revenue is recognized upon product delivery as defined by the contractual shipping terms and when all other revenue recognition criteria are met.

o	Consumer Direct – The Specialty Coffee business unit processes and fulfills orders received from its website and revenue is recognized upon product shipment as defined by the contractual shipping terms and when all other revenue recognition criteria are met.

•	Keurig Business Unit

o

Retail (At-Home Channel) —The retail sales channel consists primarily of sales processed by our fulfillment entities of at-home brewers, coffee, hot cocoa, teas and other beverages in K-Cup® portion packs and accessories made to major retailers. The Keurig business unit relies on a single order fulfillment entity, M.Block & Sons (“MBlock”), to process the majority of sales orders for its at-home single-cup business with retailers in the United States. In addition, the Keurig business unit relies on a single order fulfillment entity similar to M.Block to process the majority of sales orders for its at-home single-cup business with retailers in Canada. The fulfillment entities receive and fulfill sales orders and invoice retailers. All inventories maintained at the third party fulfillment locations are owned by the Company until the fulfillment entity processes the orders and ships the product to the retailer. The Company recognizes revenue when the fulfillment entities ship the product based on the contractual shipping terms and when all other revenue recognition criteria are met.

o	Commercial (Away-From-Home Channel)—All commercial brewers are sold to Keurig Authorized Distributors (“KAD’s”). Revenue is recognized upon product shipment as defined by the contractual shipping terms and when all other revenue recognition criteria are met.

o	Consumer Direct – The Keurig business unit processes orders received from its website, which are fulfilled by a third party fulfillment entity. Revenue is recognized upon product shipment as defined by the contractual shipping terms and when all other revenue recognition criteria are met.

o	Royalty revenue—Roasters licensed by the Keurig business unit to manufacture and sell K-Cup® portion packs, both to the Keurig business unit for resale and to

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their other coffee customers, are obligated to pay a royalty to the Keurig business unit upon shipment to their customer. The Keurig business unit records royalty revenue upon shipment of K-Cup® portion packs by licensed roasters to third-party customers as set forth under the terms and conditions of various licensing agreements. For shipments of K-Cup® portion packs to the Keurig business unit for resale, this royalty payment is recorded as a reduction to the carrying value of the related K-Cup® portion packs in inventory and as a reduction to cost of sales when sold through to third party customers by the Keurig business unit.

•	Canadian Business Unit

o

At-Home Channel—The At-Home sales channel consists primarily of sales of coffee, hot cocoa, teas and other beverages in K-Cup® portion packs and coffee in more traditional packaging including whole bean and ground coffee selections in bags and cans to supermarkets, grocery stores and warehouse club stores primarily in Canada. Revenue is recognized upon product delivery as defined by the contractual shipping terms and when all other revenue recognition criteria are met.

o

Commercial (Away-From-Home Channel)—The Away-From- Home channel consists primarily of sales of coffee, hot cocoa, teas and other beverages in K-Cup® portion packs and coffee in more traditional packaging including whole bean and ground coffee selections in bags and ground coffee in fractional packs to business offices, convenience stores, restaurants and hospitality accounts. Revenue is recognized upon product delivery as defined by the contractual shipping terms and when all other revenue recognition criteria are met.

o	Consumer Direct – The Canadian business unit processes and fulfills orders received from its website and revenue is recognized upon product shipment as defined by the contractual shipping terms and when all other recognition criteria are met.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating the Company’s acquisitions, the Company’s success in introducing and producing new product offerings, the ability of lenders to honor their

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commitments under the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, the Company’s ability to continue to grow and build profits in the At Home and Away from Home businesses, the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the extent to which the data security of the Company’s websites may be compromised, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this document. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits such as transaction expenses related to the Company’s acquisitions including the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition; any gain from the sale of the Filterfresh U.S.-based coffee services business; legal and accounting expenses related to the SEC inquiry and pending litigation; non-cash related items such as amortization of identifiable intangibles and losses incurred on the extinguishment of debt; and the effect of net operating and capital loss carryforwards, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations” tables that accompany this document for a full reconciliation the Company’s GAAP to non-GAAP results.

GAAP to Non-GAAP Reconciliations

GREEN MOUNTAIN COFFEE ROASTERS, INC.

GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations

(Dollars in thousands)

	Thirteen weeks ended September 24, 2011	Thirteen weeks ended September 25, 2010
Operating income	$106,712	$41,676
Acquisition-related expenses (1)	—	5,017
Expenses related to SEC inquiry and pending litigation (2)	675	—
Amortization of identifiable intangibles (3)	11,752	5,476

Non-GAAP operating income	$119,139	$52,169

	Thirteen weeks ended September 24, 2011	Thirteen weeks ended September 25, 2010
Net income attributable to GMCR	$75,369	$26,991
After tax:
Acquisition-related expenses (1)	—	2,884
Expenses related to SEC inquiry and pending litigation (2)	453	—
Amortization of identifiable intangibles (3)	7,829	3,437
Net operating and capital loss carryforwards (4)	(8,376)	—

Non-GAAP net income	$75,275	$33,312

	Thirteen weeks ended September 24, 2011	Thirteen weeks ended September 25, 2010
Diluted income per share	$0.47	$0.20
After tax:
Acquisition-related expenses (1)	$—	$0.02
Expenses related to SEC inquiry and pending litigation (2)	$—	$—
Amortization of identifiable intangibles (3)	$0.05	$0.02
Net operating and capital loss carryforwards (4)	$(0.05)	$—

Non-GAAP net income per share	$0.47	$0.24

(1)	Represents direct acquisition-related expenses classified as general and administrative expense.
(2)	Represents legal and accounting expenses related to the SEC inquiry and pending litigation classified as general and administrative expense.
(3)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(4)	Represents the release of the valuation allowance against federal capital loss carryforwards which represents the estimate of the tax benefit for the amount of capital losses that will be utilized in the first quarter of fiscal 2012 on capital gains generated on the sale of Filterfresh and the utilization in fiscal 2011 of net operating loss carryforwards generated from the Filterfresh acquisition.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations

(Dollars in thousands)

	Fifty-two weeks ended September 24, 2011	Fifty-two weeks ended September 25, 2010
Operating income	$368,913	$138,772
Acquisition-related expenses (1)	10,573	18,906
Expenses related to SEC inquiry and pending litigation (2)	7,868	—
Amortization of identifiable intangibles (3)	41,339	14,973

Non-GAAP operating income	$428,693	$172,651

	Fifty-two weeks ended September 24, 2011	Fifty-two weeks ended September 25, 2010
Net income attributable to GMCR	$199,501	$79,506
After tax:
Acquisition-related expenses (6)	14,524	16,773
Expenses related to SEC inquiry and pending litigation (2)	4,895	—
Amortization of identifiable intangibles (3)	27,343	9,527
Loss on extinguishment of debt (4)	11,027	—
Net operating and capital loss carryforwards (5)	(8,376)	—

Non-GAAP net income	$248,914	$105,806

	Fifty-two weeks ended September 24, 2011	Fifty-two weeks ended September 25, 2010
Diluted income per share	$1.31	$0.58
After tax:
Acquisition-related expenses (6)	$0.10	$0.12
Expenses related to SEC inquiry and pending litigation (2)	$0.03	$—
Amortization of identifiable intangibles (3)	$0.18	$0.07
Loss on extinguishment of debt (4)	$0.07	$—
Net operating and capital loss carryforwards (5)	$(0.06)	$—

Non-GAAP net income per share	$1.64 *	$0.77

* Does not add due to rounding.
(1)	Represents direct acquisition-related expenses classified as general and administrative expense.
(2)	Represents legal and accounting expenses related to the SEC inquiry and pending litigation classified as general and administrative expense.
(3)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(4)	Represents the write-off of debt issuance costs and original issue discount, net of tax, primarily associated with the extinguishment of the Term B loan under the Credit Agreement.
(5)	Represents the release of the valuation allowance against federal capital loss carryforwards which represents the estimate of the tax benefit for the amount of capital losses that will be utilized in the first quarter of fiscal 2012 on capital gains generated on the sale of Filterfresh and the utilization in fiscal 2011 of net operating loss carryforwards generated from the Filterfresh acquisition.
(6)	The 2011 fiscal year reflects direct acquisition-related expenses of $10.6 million ($8.9 million after-tax); the write-off of deferred financing expenses of $2.6 million ($1.6 million after-tax) on our Former Credit Facility in conjunction with the new financing secured for the Van Houtte acquisition; and the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition of $5.3 million ($4.0 million after-tax). The 2010 fiscal year represents direct acquisition-related expenses of $18.9 million ($16.8 million after-tax). Direct acquisition-related expenses incurred prior to the closing of the acquisition are tax affected. Generally, upon the close of the acquisition, the direct acquisition-related expenses are nondeductible.